Exhibit 99.1

NEW INVESTMENTS PRESS RELEASE OF TRILINC GLOBAL IMPACT FUND, LLC

Los Angeles, CA (June 26, 2019) - TriLinc Global Impact Fund, LLC (“TriLinc Global Impact Fund” or “TGIF”) announced today that it recently approved $7.4 million in trade finance and term loan transactions, bringing total financing commitments as of May 31, 2019 to $438.5 million for business expansions and socioeconomic developments through its holdings in Sub-Saharan Africa, Latin America, Southeast Asia, and Emerging Europe.

TGIF is an impact investing fund that provides growth-stage loans and trade finance to established small and medium enterprises (“SMEs”) in developing economies where access to affordable capital is significantly limited. Impact Investing is defined as investing with the specific objective of achieving a competitive financial return as well as creating positive, measurable impact in communities across the globe. The transaction details are summarized below.

On May 17, 2019, TGIF funded $2,500,000 as part of an existing $16,000,000 revolving senior secured trade finance facility with a mobile phone distributor based in Hong Kong, which specializes in the trading and distribution of mobile phones, cameras, music players, and home appliances. The borrower was appointed to be the exclusive distributor in India of high quality, affordable mobile phones for a multinational networking and telecommunications equipment company. Priced at 12.00%, the transaction is set to mature on July 9, 2019 and is secured by receivables, personal and corporate guarantees, a collection account, and properties in Hong Kong, with a collateral coverage ratio of ≥1.17x. India has the fastest-growing smartphone market in the world, and TGIF’s financing will support the distribution of mobile phones throughout the country that are both high quality and affordable. In addition to expanding access to technology within India, the borrower maintains an active corporate social responsibility program in India that is focused on bringing technological education to youth in West Bengal.

On May 31, 2019, TGIF funded $4,900,000 as part of an existing senior secured $17,491,998 five-year term loan facility with a Brazilian information technology service provider. With a fixed rate of 11.50%, the transaction is set to mature on November 23, 2022 and is secured by service contracts and receivables. The Brazilian company anticipates that TGIF financing will enable the company to continuing pursuing its long-term growth objectives and support job creation.

“TGIF’s recent investment activity demonstrates our commitment to deepening relationships with existing borrower companies that are generating positive economic, social, and environmental impact,” said Gloria Nelund, CEO of TGIF. “Specifically, these investments are catalyzing India’s transition to a digital economy and providing improved IT solutions for mid-sized Brazilian enterprises,” added Ms. Nelund.

About TriLinc Global Impact Fund

TGIF is a public non-traded, externally managed, limited liability company that makes impact investments in SMEs in developing economies that provide the opportunity to achieve both competitive financial returns and positive measurable impact. TGIF invests in SMEs through experienced local market sub-advisors, and expects to create a diversified portfolio of financial assets consisting primarily of collateralized private debt instruments. In addition, TGIF aggregates and analyzes social, economic, and environmental impact data to track progress and measure success against stated objectives.

Forward-Looking Statements

This press release contains forward-looking statements (including, without limitation, statements concerning the use of financing provided to a borrower and the expected repayment of financing extended to the borrower) that are based on TGIF’s current expectations, plans, estimates, assumptions, and beliefs that involve numerous risks and uncertainties, including, without limitation, the future operating performance of the borrower and those risks set forth in the “Risk Factors” section of TGIF’s most recent Annual Report on Form 10-K, as amended or supplemented by TGIF’s other filings with the Securities and Exchange Commission. Although these forward-looking statements reflect management’s belief as to future events, actual events or TGIF’s investments and results of operations could differ materially from those expressed or implied in these forward-looking statements. To the extent that TGIF’s assumptions differ from actual results, TGIF’s ability to meet such forward-looking statements may be significantly hindered. You are cautioned not to place undue reliance on any forward-looking statements. TGIF cannot assure you that it will attain its investment objectives.